Exhibit 99.1

Press Release
September 29, 2011	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.969.3500 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Renewed and Increased Revolving Credit Facility

FORT WAYNE, INDIANA, September 29, 2011 — Steel Dynamics, Inc. (NASDAQ / GS: STLD) announced today that it has amended, restated and expanded its senior secured revolving credit facility from the prior $924 million level to a renewed five year $1.1 billion facility.   Subject to certain conditions, Steel Dynamics also has the opportunity to increase the facility size by an additional $400 million.  The amended facility is guaranteed by certain Steel Dynamics subsidiaries and is secured by substantially all of its accounts receivable and inventories.  The proceeds of the revolver will be used for working capital, capital expenditures and other general corporate purposes.

Bank of America Merrill Lynch, PNC Capital Markets LLC and Wells Fargo Securities, LLC were Joint Lead Arrangers and Joint Bookrunners.

Contact: Fred Warner, Investor Relations Manager / (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com